Exhibit 99.1

First Foundation Announces 2019 Second Quarter Financial Results

•	Earnings per share: $0.28 for the quarter, $0.53 for year-to-date
•	Revenue growth of 18% for the second quarter (compared to 2018 second quarter)
•	Loan production of $494 million for the second quarter
•	Tangible book value per share increased to $10.94 at June 30, 2019

IRVINE, CA – First Foundation Inc. (NASDAQ: FFWM), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors (“FFA”) and First Foundation Bank (“FFB”), announced today its financial results for the quarter and six months ended June 30, 2019. As we present certain non-GAAP measures in this release, the reader should refer to the non-GAAP reconciliations set forth below under the section “Use of Non-GAAP Financial Measures.”

“I am very pleased with our results this quarter,” said Scott F. Kavanaugh, CEO. “The banking, wealth management, and trust divisions are all contributing to the success of the company in meaningful ways as evidenced by strong noninterest income, including an increase in assets under management to $4.2 billion and trust asset growth of $82 million. Our ability to serve clients at any stage of their financial journey, while also delivering consistent results for our stockholders, is a validation of the strength of our business model.”

Highlights

Financial Results:

•	2019 second quarter compared to 2018 second quarter:
o	Total revenues were $51.0 million, an increase of 18%
o	Net interest income was $41.9 million, an increase of 16%
o	Income before taxes was $17.5 million, an increase of 157%
o	Earnings were $12.4 million, an increase of 141%
o	Earnings per fully diluted share were $0.28, compared to $0.12 in 2018
•	2019 year to date compared to 2018 year to date:
o	Total revenues were $100.5 million, an increase of 16%
o	Net interest income was $82.9 million, an increase of 18%
o	Income before taxes was $33.5 million, an increase of 73%
o	Earnings were $23.7 million, an increase of 68%
o	Earnings per fully diluted share were $0.53, compared to $0.35 in 2018
•	2019 Financial ratios:
o	Return on average tangible equity of 10.4% for the quarter, 10.1% for year-to-date
o	Return on average assets of 0.81% for the quarter, 0.79% for year-to-date
o	Efficiency ratio of 63.5% for the quarter, 65.1% for year-to-date
o	Total tangible shareholders’ equity of $488 million, tangible book value of $10.94 per share, and tangible common equity to tangible assets of 7.89%, in each case, as of June 30, 2019

Other Activity:

•	Loan originations totaled $494 million for the quarter, $893 million for year-to-date
•	Deposits increased by $211 million for the first six months of 2019
•	Declared and paid cash dividend of $0.05 per share in second quarter, $0.10 per share year to date

•	Net interest margin (“NIM”):
o	2.84% for the second quarter; 2.86% for year-to-date
o	Excluding impact of holding loans held for sale, the NIM would be 2.97% for the second quarter, 3.00% for year-to-date
•	Assets under management (“AUM”) at FFA increased by $145 million in the second quarter, $301 million year-to-date
•	AUM for our Trust operations increased by $82 million for the second quarter; $116 million for year-to-date

“We experienced another quarter of strong originations with a diversified mix due to an increase in C&I lending activity,” said David DePillo, President. “During the quarter, C&I lending represented 43% of our total originations. And while this growth is very positive, I am proud of the fact that our credit quality remains solid with NPAs at 25 bps.”

Details

•

Total loans, including loans held for sale, increased $452 million in the first six months of 2019 as a result of $893 million of originations and a $15 million increase in the mark to market for loans held for sale which were partially offset by payoffs or scheduled payments of $456 million.

•

The $211 million growth in deposits during the first six months of 2019 included increases in specialty deposits of $248 million and wholesale deposits of $62 million which were partially offset by a $99 million decrease in branch deposits.

•

The $301 million increase in AUM during the first six months of 2019 was the net result of $132 million of new accounts, $476 million of portfolio gains and terminations and net withdrawals of $307 million.

About First Foundation

First Foundation, (NASDAQ: FFWM), a financial institution founded in 1990, provides personal banking, business banking and private wealth management. The Company has offices in California, Nevada and Hawaii with headquarters in Irvine, California. For more information, please visit www.firstfoundationinc.com.

We have two business segments, “Banking” and “Investment Management and Wealth Planning” (“Wealth Management”). Banking includes the operations of FFB and First Foundation Insurance Services, and Wealth Management includes the operations of FFA. The financial position and operating results of the stand-alone holding company, FFI, are included under the caption “Other” in certain of the tables that follow, along with any consolidation elimination entries.

Forward-Looking Statements

Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, dividends, as well as trends in our business and markets are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," "outlook," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." The forward looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward looking statements contained in this news release and could cause us to make changes to our future plans. Those risks and uncertainties include, but are not limited to the risk of incurring loan losses, which is an inherent risk of the banking business; the risk that we will not be able to continue our internal growth rate; the risk that we will not be able to access the securitization market on favorable terms or at all; the risk that the economic recovery in the United States will stall or will be adversely affected by domestic or international economic conditions and risks associated with the Federal Reserve Board taking actions with respect to interest rates, any of which could adversely affect our interest income and interest rate margins and, therefore, our future operating results; the risk that the performance of our investment management business or of the equity and bond markets could lead clients to move their funds from or close their investment accounts with us, which would reduce our assets under management and adversely affect our operating results; the risk that we may be unable or that our board of directors may determine that it is inadvisable to pay future dividends; risks associated with changes in income tax laws and regulations; and risks associated with seeking new client relationships and maintaining existing client relationships. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in Item 1A, entitled “Risk Factors” in our 2018 Annual Report on Form 10-K for the fiscal year ended December 31, 2018 that we filed with the SEC on March 1, 2019, and other documents we file with the SEC from time to time. We urge readers of this news release to review the Risk Factors section of that Annual Report and the Risk Factors section of other documents we file with the SEC from time to time. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today's date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in the above-referenced 2018 Annual Report on Form 10-K, whether as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contact:

John Michel

Chief Financial Officer

First Foundation Inc.

949-202-4160

jmichel@ff-inc.com

FIRST FOUNDATION INC.

CONSOLIDATED BALANCE SHEETS - Unaudited

(in thousands, except share and per share amounts)

	June 30, 2019	December 31, 2018
ASSETS

Cash and cash equivalents	$84,997	$67,312
Securities available-for-sale (“AFS”)	773,774	809,569
Loans held for sale	622,130	507,643

Loans, net of deferred fees	4,631,364	4,293,669
Allowance for loan and lease losses (“ALLL”)	(20,200)	(19,000)
Net loans	4,611,164	4,274,669

Investment in FHLB stock	19,224	20,307
Deferred taxes	9,587	13,251
Premises and equipment, net	8,846	9,145
Real estate owned (“REO”)	465	815
Goodwill and intangibles	98,254	99,482
Other assets	57,505	38,219
Total Assets	$6,285,946	$5,840,412

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Deposits	$4,743,942	$4,532,968
Borrowings	882,000	708,000
Accounts payable and other liabilities	73,301	40,260
Total Liabilities	5,699,243	5,281,228

Commitments and contingencies	−	−
Shareholders’ Equity
Common Stock, par value $.001: 70,000,000 shares authorized; 44,633,847 and 44,496,007 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	45	44
Additional paid-in-capital	432,931	431,832
Retained earnings	147,668	128,461
Accumulated other comprehensive income (loss), net of tax	6,059	(1,153)
Total Shareholders’ Equity	586,703	559,184

Total Liabilities and Shareholders’ Equity	$6,285,946	$5,840,412

FIRST FOUNDATION INC.

CONSOLIDATED INCOME STATEMENTS - Unaudited

(in thousands, except share and per share amounts)

	For the Quarter Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018

Interest income:
Loans	$56,510	$43,535	$110,345	$82,506
Securities	6,186	3,575	12,351	6,997
FHLB Stock, fed funds sold and deposits	612	1,388	1,156	2,314
Total interest income	63,308	48,498	123,852	91,817

Interest expense:
Deposits	16,296	8,084	31,744	13,956
Borrowings	5,125	4,163	9,174	7,342
Total interest expense	21,421	12,247	40,918	21,298

Net interest income	41,887	36,251	82,934	70,519

Provision for loan losses	1,231	2,450	1,771	4,138

Net interest income after provision for loan losses	40,656	33,801	81,163	66,381

Noninterest income:
Asset management, consulting and other fees	7,136	7,088	13,930	14,269
Gain (loss) on sale of loans	−	(1,490)	−	(955)
Other income	1,995	1,386	3,666	2,642
Total noninterest income	9,131	6,984	17,596	15,966

Noninterest expense:
Compensation and benefits	17,333	16,645	36,235	33,814
Occupancy and depreciation	5,167	4,763	10,035	8,934
Professional services and marketing costs	2,024	1,820	4,028	4,309
Customer service costs	4,283	3,824	7,672	6,595
Other expenses	3,475	6,930	7,257	9,318
Total noninterest expense	32,282	33,982	65,227	62,970

Income before taxes on income	17,505	6,803	33,532	19,377
Taxes on income	5,095	1,657	9,863	5,255
Net income	$12,410	$5,146	$23,669	$14,122

Net income per share:
Basic	$0.28	$0.13	$0.53	$0.36
Diluted	$0.28	$0.12	$0.53	$0.35
Shares used in computation:
Basic	44,625,673	40,820,006	44,583,503	39,704,834
Diluted	44,894,720	41,332,192	44,846,779	40,234,560

FIRST FOUNDATION INC.

SELECTED FINANCIAL INFORMATION - Unaudited

(in thousands, except share and per share amounts and percentages)

	For the Quarter Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018
Selected Income Statement Data:
Net interest income	$41,887	$36,251	$82,934	$70,519
Provision for loan losses	1,231	2,450	1,771	4,138
Noninterest Income:
Asset management, consulting and other fees	7,136	7,088	13,930	14,269
Gain (loss) on sale of loans	−	(1,490)	−	(955)
Other	1,995	1,386	3,666	2,642
Noninterest expense	32,282	33,982	65,227	62,970
Income before taxes	17,505	6,803	33,532	19,377
Net income	12,410	5,146	23,669	14,122
Net income per share:
Basic	$0.28	$0.13	$0.53	$0.36
Diluted	0.28	0.12	0.53	0.35

Selected Performance Ratios:
Return on average assets - annualized	0.81%	0.39%	0.79%	0.57%
Return on average equity - annualized	8.6%	4.7%	8.3%	6.7%
Return on average tangible equity – annualized(1)	10.4%	5.3%	10.1%	7.5%
Net yield on interest-earning assets	2.84%	2.83%	2.86%	2.89%
Efficiency ratio (2)	63.5%	69.8%	65.1%	68.4%
Noninterest income as a % of total revenues	17.9%	16.2%	17.5%	18.5%

Other Information:
Loan originations	$493,572	$550,626	$893,433	$971,036
Charge-offs (recoveries) / average loans - annualized	0.02%	0.32%	0.02%	0.17%

(1)	Tangible equity is a non-GAAP financial measure. See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this press release.

(2)	Efficiency Ratio is a non-GAAP financial measure: See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this press release.

FIRST FOUNDATION INC.

SELECTED FINANCIAL INFORMATION - Unaudited

(in thousands, except share and per share amounts and percentages)

	June 30, 2019	December 31, 2018
Selected Balance Sheet Data:
Cash and cash equivalents	$84,997	$67,312
Loans held for sale	622,130	507,643
Loans, net of deferred fees	4,631,364	4,293,669
ALLL	20,200	19,000
Total assets	6,285,946	5,840,412
Noninterest-bearing deposits	1,279,218	1,074,661
Interest-bearing deposits	3,464,724	3,458,307
Borrowings	882,000	708,000
Shareholders’ equity	586,703	559,184

Selected Capital Data:
Tangible common equity to tangible assets(3)	7.89%	8.01%
Tangible book value per share(3)	$10.94	$10.33
Shares outstanding at end of period	44,633,847	44,496,007

Other Information:
Assets under management (end of period)	$4,236,132	$3,934,700
Number of employees	482	482
Loan to deposit ratio	110.7%	105.9%
Nonperforming assets to total assets	0.25%	0.21%
Ratio of ALLL to loans(4)	0.48%	0.51%

(3)	Tangible common equity and tangible book value are non-GAAP financial measures. See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this press release.
(4)	This ratio excludes certain acquired loans for which GAAP requires estimated credit losses to be recorded as discounts to those loans.

FIRST FOUNDATION INC.

SEGMENT REPORTING - Unaudited

(in thousands)

	For the Quarter Ended June 30,				For the Six Months Ended June 30,
	2019		2018		2019		2018
Banking:
Interest income		$63,308		$48,498		$123,852		$91,817
Interest expense		21,322		11,743		40,804		20,263
Net interest income		41,986		36,755		83,048		71,554
Provision for loan losses		1,231		2,450		1,771		4,138
Noninterest income		3,471		950		6,465		3,507
Noninterest expense		25,801		27,555		52,388		49,366
Income before taxes on income		$18,425		$7,700		$35,354		$21,557

Wealth Management:
Noninterest income		$5,982		$6,246		$11,713		$12,660
Noninterest expense		5,567		5,327		11,085		11,144
Income before taxes on income		$415		$919		$628		$1,516

Other and Eliminations:
Interest income	$	−	$	−	$	−	$	−
Interest expense		99		504		114		1,035
Net interest income		(99)		(504)		(114)		(1,035)
Noninterest income		(322)		(212)		(582)		(201)
Noninterest expense		914		1,100		1,754		2,460
Income before taxes on income		$(1,335)		$(1,816)		$(2,450)		$(3,696)

FIRST FOUNDATION INC.

ROLLING INCOME STATEMENTS - Unaudited

(in thousands, except share and per share amounts)

	For the Quarter Ended
	June 30, 2018	September 30, 2018	December 31, 2018	March 31, 2019	June 30, 2019

Interest income:
Loans	$43,535	$53,345	$50,360	$53,835	$56,510
Securities	3,575	3,579	6,279	6,165	6,186
FHLB Stock, fed funds sold and deposits	1,388	1,123	803	544	612
Total interest income	48,498	58,047	57,442	60,544	63,308

Interest expense:
Deposits	8,084	11,442	13,378	15,448	16,296
Borrowings	4,163	2,879	2,699	4,049	5,125
Total interest expense	12,247	14,321	16,077	19,497	21,421

Net interest income	36,251	43,726	41,365	41,047	41,887

Provision for loan losses	2,450	9	73	540	1,231

Net interest income after provision for loan losses	33,801	43,717	41,292	40,507	40,656

Noninterest income:
Asset management, consulting and other fees	7,088	7,228	7,251	6,794	7,136
Gain (loss) on sale of loans	(1,490)	1,364	−	−	−
Other income	1,386	2,512	1,450	1,671	1,995
Total noninterest income	6,984	11,104	8,701	8,465	9,131

Noninterest expense:
Compensation and benefits	16,645	17,577	16,117	18,902	17,333
Occupancy and depreciation	4,763	5,590	5,255	4,868	5,167
Professional services and marketing costs	1,820	2,271	2,003	2,004	2,024
Customer service costs	3,824	4,854	3,628	3,389	4,283
Other expenses	6,930	3,675	3,135	3,782	3,475
Total noninterest expense	33,982	33,967	30,138	32,945	32,282

Income before taxes on income	6,803	20,854	19,855	16,027	17,505
Taxes on income	1,657	6,147	5,726	4,768	5,095
Net income	$5,146	$14,707	$14,129	$11,259	$12,410

Net income per share:
Basic	$0.13	$0.33	$0.32	$0.25	$0.28
Diluted	$0.12	$0.33	$0.31	$0.25	$0.28
Shares used in computation:
Basic	40,820,006	44,405,094	44,476,829	44,540,865	44,625,673
Diluted	41,332,192	44,852,107	44,871,146	44,798,306	44,894,720

FIRST FOUNDATION INC.

ROLLING SEGMENT REPORTING - Unaudited

(in thousands)

	For the Quarter Ended
	June 30, 2018		September 30, 2018		December 31, 2018		March 31, 2019		June 30, 2019
Banking:
Interest income		$48,498		$58,047		$57,442		$60,544		$63,308
Interest expense		11,743		13,786		15,886		19,482		21,322
Net interest income		36,755		44,261		41,556		41,062		41,986
Provision for loan losses		2,450		9		73		540		1,231
Noninterest income		950		5,079		2,736		2,994		3,471
Noninterest expense		27,555		27,530		23,882		26,587		25,801
Income before taxes on income		$7,700		$21,801		$20,337		$16,929		$18,425

Wealth Management:
Noninterest income		$6,246		$6,260		$6,327		$5,731		$5,982
Noninterest expense		5,327		5,189		5,337		5,518		5,567
Income before taxes on income		$919		$1,071		$990		$213		$415

Other and Eliminations:
Interest income	$	−	$	−	$	−	$	−	$	−
Interest expense		504		535		191		15		99
Net interest income		(504)		(535)		(191)		(15)		(99)
Noninterest income		(212)		(235)		(362)		(260)		(322)
Noninterest expense		1,100		1,248		919		840		914
Loss before taxes on income		$(1,816)		$(2,018)		$(1,472)		$(1,115)		$(1,335)

FIRST FOUNDATION INC.

SELECTED INFORMATION: INTEREST MARGIN - Unaudited

(in thousands, except percentages)

	For the Quarter Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018

Average Balances:
Loans	$5,064,903	$4,372,853	$4,951,044	$4,158,816
Securities	779,903	522,263	791,141	520,769
Total interest-earnings assets	5,892,960	5,130,667	5,790,660	4,876,787
Deposits: interest-bearing	3,500,824	2,637,945	3,502,995	2,480,871
Deposits: noninterest-bearing	1,175,707	1,318,684	1,150,155	1,269,831
Borrowings	798,609	811,301	718,269	773,373

Average Yield / Rate:
Loans	4.46%	3.98%	4.46%	3.97%
Securities	3.17%	2.74%	3.12%	2.69%
Total interest-earnings assets	4.30%	3.78%	4.28%	3.77%
Deposits (interest-bearing only)	1.87%	1.23%	1.83%	1.13%
Deposits (noninterest and interest-bearing)	1.40%	0.82%	1.38%	0.75%
Borrowings	2.57%	2.06%	2.58%	1.91%
Total interest-bearing liabilities	2.00%	1.42%	1.95%	1.32%

Net Interest Rate Spread	2.30%	2.36%	2.33%	2.45%

Net Yield on Interest-earning Assets	2.84%	2.83%	2.86%	2.89%

	For the Quarter Ended
	June 30, 2018	September 30, 2018	December 31, 2018	March 31, 2019	June 30, 2019

Average Balances:
Loans	$4,372,853	$4,929,164	$4,558,869	$4,835,920	$5,064,903
Securities	522,263	516,057	818,056	802,503	779,903
Total interest-earnings assets	5,130,667	5,609,150	5,427,610	5,687,224	5,892,960
Deposits: interest-bearing	2,637,945	3,224,812	3,332,969	3,505,191	3,500,824
Deposits: noninterest-bearing	1,318,684	1,520,153	1,257,721	1,124,318	1,175,707
Borrowings	811,301	482,753	427,006	637,036	798,609

Average Yield / Rate:
Loans	3.98%	4.32%	4.41%	4.46%	4.46%
Securities	2.74%	2.77%	3.07%	3.07%	3.17%
Total interest-earnings assets	3.78%	4.13%	4.23%	4.27%	4.30%
Deposits (interest-bearing only)	1.23%	1.41%	1.59%	1.79%	1.87%
Deposits (noninterest and interest-bearing)	0.82%	0.96%	1.16%	1.35%	1.40%
Borrowings	2.06%	2.37%	2.51%	2.58%	2.57%
Total interest-bearing liabilities	1.42%	1.53%	1.70%	1.91%	2.00%

Net Interest Rate Spread	2.36%	2.60%	2.53%	2.36%	2.30%

Net Yield on Interest-earning Assets	2.83%	3.12%	3.05%	2.88%	2.84%

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (including, but not limited to, non-GAAP net income and non-GAAP financial ratios) of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the information below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

In this press release, we use certain non-GAAP financial ratios and measures that are not required by GAAP or exclude certain financial items from calculations that are otherwise required under GAAP, including:

•	The efficiency ratio is the ratio of noninterest expense to the sum of net interest income and noninterest income and may exclude one-time items of income or expense.

•

Tangible common equity (also referred to as tangible book value or tangible equity) and tangible assets, are equal to common equity and assets, respectively, less $98.3 million and $99.5 million of goodwill and intangible assets as of June 30, 2019 and December 31, 2018, respectively. We believe that this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of capital ratios.

•

Average tangible equity is equal to average common equity less $98.5 million and $50.2 million of average goodwill and intangible assets for the quarters ended June 30, 2019 and 2018, respectively, and less $98.9 million and $43.0 million of average goodwill and intangible assets for the six months ended June 30, 2019 and 2018, respectively. We believe that this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of capital ratios.

•

The net yield on interest earnings assets (“NIM”) excluding loans held for sale (“LHFS”) removes the impact of holding our LHFS and any related borrowings from the NIM computation. We believe that this information provides a more useful measure of the NIM of the portfolio of loans we are holding on a long-term basis, without the impact of our short term holding of our LHFS. The following table provides a reconciliation of our NIM as reported for GAAP to the NIM excluding LHFS for the periods indicated:

For the Quarter Ended June 30, 2019
	NIM as Reported	NIM for LHFS	NIM Excluding LHFS

Interest income / expense:
Loans	$56,510	$6,336	$50,174
Total interest-earnings assets	$63,308	$6,336	$56,972
Borrowings	$5,125	$3,863	$1,262
Total interest-bearing liabilities	$21,421	$3,863	$17,558
Net interest income	$41,887	$2,473	$39,414

Average Balances:
Loans	$5,064,903	$602,000	$4,462,903
Total interest-earnings assets	$5,892,960	$602,000	$5,290,960
Borrowings	$798,609	$602,000	$196,609
Total interest-bearing liabilities	$4,299,433	$602,000	$3,697,433

Average Yield / Rate:
Loans	4.46%	4.21%	4.50%
Total interest-earnings assets	4.30%	4.21%	4.31%
Borrowings	2.57%	2.57%	2.57%
Total interest-bearing liabilities	2.00%	2.57%	1.91%
Net Interest Rate Spread	2.30%	1.64%	2.40%
Net Yield on Interest-earning Assets (NIM)	2.84%	1.64%	2.97%

For the Six Months Ended June 30, 2019
	NIM as Reported	NIM for LHFS	NIM Excluding LHFS

Interest income / expense:
Loans	$110,345	$12,672	$97,673
Total interest-earnings assets	$123,852	$12,672	$111,180
Borrowings	$9,174	$7,689	$1,485
Total interest-bearing liabilities	$40,918	$7,689	$33,229
Net interest income	$82,934	$4,983	$77,951

Average Balances:
Loans	$4,951,044	$602,000	$4,349,044
Total interest-earnings assets	$5,790,660	$602,000	$5,188,660
Borrowings	$718,269	$602,000	$116,269
Total interest-bearing liabilities	$4,221,264	$602,000	$3,619,264

Average Yield / Rate:
Loans	4.46%	4.21%	4.50%
Total interest-earnings assets	4.28%	4.21%	4.29%
Borrowings	2.58%	2.58%	2.58%
Total interest-bearing liabilities	1.95%	2.58%	1.85%
Net Interest Rate Spread	2.33%	1.63%	2.44%
Net Yield on Interest-earning Assets (NIM)	2.86%	1.63%	3.00%

Discussion of Changes in Results of Operations and Financial Position

Quarter Ended June 30, 2019 as Compared to Quarter Ended June 30, 2018

Our net income and income before taxes in the second quarter of 2019 were $12.4 million and $17.5 million, respectively, as compared to $5.1 million and $6.8 million, respectively, in the second quarter of 2018. The $10.7 million increase in income before taxes was the result of a $10.7 million increase in income before taxes for Banking, a $0.5 million decrease in income before taxes for Wealth Management and a $0.4 million decrease in corporate interest expenses. The increase in Banking was due to higher net interest income, a lower provision for loan losses, higher noninterest income and lower noninterest expenses. The decrease in Wealth Management was due to lower noninterest income and higher noninterest expenses.

Our effective tax rate for the second quarter of 2019 was 29.1% as compared to 24.4% for the second quarter of 2018 and as compared to our statutory tax rate of 29.0%. During the second quarter of 2018, the effective tax rate benefited from excess tax benefits resulting from the exercise or vesting of stock awards.

Net interest income for Banking increased 16% from $36.8 million in the second quarter of 2018, to $42.0 million in the second quarter of 2019 due to a 15% increase in interest-earning assets. The net yield on interest-earning assets was relatively constant as a decrease in the net interest rate spread was offset by a larger benefit derived from noninterest bearing funding sources, including noninterest-bearing deposits and equity, as interest rates rise. The net interest rate spread decreased from 2.36% in the second quarter of 2018 to 2.30% in the second quarter of 2019 due to an increase in the cost of interest-bearing liabilities from 1.42% in the second quarter of 2018 to 2.00% in the second quarter of 2019 which was partially offset by an increase in yield on interest-earning assets from 3.78% in the second quarter of 2018 to 4.30% in the second quarter of 2019. The yield on interest-earning assets increased as new loans and securities added to the portfolio bear interest rates higher than the current portfolio rates as a result of increases in market rates. In addition, the realization of credit and yield discounts on the payoff of acquired loans was $1.3 million in the second quarter of 2019 as compared to $0.1 million in the second quarter of 2018. The increase in the cost of interest-bearing liabilities was due to increased costs of interest-bearing deposits, resulting from increases in deposit market rates, and increased costs of borrowings as the average rate on FHLB advances and other overnight borrowings increased from 1.89% in the second quarter of 2018 to 2.54% in the second quarter of 2019. The average balance outstanding under the holding company line of credit decreased from $34.6 million in the second quarter of 2018 to $6.5 million in the second quarter of 2019, resulting in a $0.4 million decrease in corporate interest expense.

The provision for loan losses in the second quarter of 2019 was $1.2 million as compared to $2.5 million in the second quarter of 2018. The $1.2 million provision for loan losses in the second quarter of 2019 was due to the growth in loan balances and $0.2 million of net chargeoffs. The $2.5 million provision for loan losses in the second quarter of 2018 was due to $3.5 million of chargeoffs recognized in the second quarter of 2018 and growth in loan balances.

Noninterest income in Banking in the second quarter of 2019 was $2.5 million higher than the second quarter of 2018 due to higher trust fees and loan fees, including prepayment and servicing fees and a $1.5 million charge in the second quarter of 2018 related to the classification of loans as held for sale. In the second quarter of 2018, we transferred $645 million of loans to loans held for sale with the intention of securitizing these loans and we entered into a swap agreement. As a result, we recognized a mark to market decrease on our loans held for sale of $3.7 million and a $2.2 million gain in the value of the swap. Noninterest income for Wealth Management decreased by $0.3 million in the second quarter of 2019 when compared to the corresponding period in 2018 due primarily to lower levels of AUM.

Noninterest expense in Banking decreased from $27.6 million in the second quarter of 2018 to $25.8 million in the second quarter of 2019, due primarily to $3.8 of acquisition costs related to the acquisition of Premier Business Bank (“PBB”) recorded in the second quarter of 2018, with no similar costs recorded in 2019. This decrease was partially offset by increases in staffing and other costs associated with the Bank’s expansion, including the acquisition of PBB in June 2018, the growth of its balances of loans and deposits and general increases in costs. Compensation and benefits for Banking increased $0.6 million during the second quarter of 2019 as compared to the second quarter of 2018 due to salary increases and an increase in the number of full time equivalent employees (“FTE”) in Banking, which increased to 420.6 in the second quarter of 2019 from 361.1 in the second quarter of 2018 as a result of the increased staffing related to the PBB acquisition and additional personnel added to support the growth in loans and deposits. A $0.4 million increase in occupancy and depreciation for Banking in the second quarter of 2019 as compared to the second quarter of 2018 was due to costs related to the PBB acquisition and increases in our data processing costs due to increased volumes. Customer service costs for Banking increased from $3.8 million in the second quarter of 2018 to $4.3 million in the second quarter of 2019 due to increases in the earnings credit rates paid on the related deposit balances which was partially offset by a decrease in the related deposit balances. Other expenses for Banking decreased by $3.3 million in the second quarter of 2019 when compared to the corresponding period in 2018 due to the $3.8 million of acquisition costs recorded in the second quarter of 2018 which was partially offset by increases in the amortization of core deposit intangibles and FDIC insurance. Noninterest expenses for Wealth Management increased by $0.2 million in the second quarter of 2019, when compared to the second quarter of 2018, due to increased compensation costs and legal costs.

Six Months Ended June 30, 2019 as Compared to Six Months Ended June 30, 2018

Our net income and income before taxes in the first six months of 2019 were $23.7 million and $33.5 million, respectively, as compared to $14.1 million and $19.4 million, respectively, in the first six months of 2018. The $14.2 million increase in income before taxes was the result of a $13.8 million increase in income before taxes for Banking, a $0.9 million decrease in income before taxes for Wealth Management, a $0.9 million decrease in corporate interest expenses and a $0.6 million decrease in corporate noninterest expenses. The increase in Banking was due to higher net interest income, a lower provision for loan losses and higher noninterest income which were partially offset by higher noninterest expenses. The decrease in Wealth Management was due to lower noninterest income.

Our effective tax rate for the six months of 2019 was 29.4% as compared to 27.1% for the first six months of 2018 and as compared to our statutory tax rate of 29.0%. During the first six months of 2018, the effective tax rate benefited from excess tax benefits resulting from the exercise or vesting of stock awards.

Net interest income for Banking increased 16% from $71.6 million in the first six months of 2018, to $83.0 million in the first six months of 2019 due primarily to a 19% increase in interest-earning assets. On a consolidated basis our net yield on interest earning assets was 2.86% for the first six months of 2019 as compared to 2.89% in the first six months of 2018. This decrease was due to a decrease in the net interest rate spread from 2.45% in the first six months of 2018 to 2.33% in the first six months of 2019, the effects of which were partially offset by a larger benefit derived from noninterest bearing funding sources, including noninterest-bearing deposits and equity, as interest rates rise. The decrease in the net interest rate spread was due to an increase in the cost of interest-bearing liabilities from 1.32% in the first six months of 2018 to 1.95% in the first six months of 2019 which was partially offset by an increase in yield on total interest-earning assets from 3.77% in the first six months of 2018 to 4.28% in the first six months of 2019. The yield on interest-earning assets increased as new loans added to the portfolio bear interest rates higher than the current portfolio rates as a result of increases in market rates. The increase in the cost of interest-bearing liabilities was due to increased costs of interest-bearing deposits, resulting from increases in deposit market rates, and increased costs of borrowings as the average rate on FHLB advances and other overnight borrowings increased from 1.73% in the first six months of 2018 to 2.56% in the first six months of 2019. The average balance outstanding under the holding company line of credit decreased from $38.1 million in the first six months of 2018 to $3.8 million in the first six months of 2019, resulting in a $0.9 million decrease in corporate interest expense.

The $1.8 million provision for loan losses in the first six months of 2019 was due to the growth in loan balances and $0.6 million of net chargeoffs. The $4.1 million provision for loan losses in the first six months of 2018 was due to $3.5 million of net chargeoffs and growth in loan balances.

Noninterest income in Banking in the first six months of 2019 was $3.0 million higher than the corresponding period in 2018 due to higher trust fees and loan fees, including prepayment and servicing fees and a $1.5 million charge in the second quarter of 2018 related to the classification of loans as held for sale. In the second quarter of 2018, we transferred $645 million of loans to loans held for sale with the intention of securitizing these loans and we entered into a swap agreement. As a result, we recognized a mark to market decrease on our loans held for sale of $3.7 million and a $2.2 million gain in the value of the swap. Noninterest income for Wealth Management decreased by $1.0 million in the first six months of 2019 when compared to the first six months of 2018 due primarily to lower levels of AUM.

Noninterest expense in Banking increased from $49.4 million in the first six months of 2018 to $52.4 million in the first six months of 2019, due to increases in staffing and other costs associated with the Bank’s expansion, including the acquisition of PBB in June 2018, the growth of its balances of loans and deposits and general increases in costs. Compensation and benefits for Banking increased $2.3 million during the first six months of 2019 as compared to the first six months of 2018 due to salary increases and an increase in the FTE in Banking, which increased to 422.8 in the first six months of 2019 from 349.7 in the first six months of 2018 as a result of the increased staffing related to the PBB acquisition and additional personnel added to support the growth in loans and deposits. The $1.1 million increase in occupancy and depreciation for Banking in the first six months of 2019 as compared to the first six months of 2018 was due to costs related to the PBB acquisition and increases in our data processing costs due to increased volumes. Customer service costs for Banking increased from $6.6 million in the first six months of 2018 to $7.7 million in the first six months of 2019 due to increases in the earnings credit rates paid on the related deposit balances which was partially offset by a decrease in the related deposit balances. Other expenses decreased by $1.6 million in the first six months of 2019 when compared to the corresponding period in 2018 due to the $3.8 million of acquisition costs recorded in the second quarter of 2018 which was partially offset by increases in the amortization of core deposit intangibles and FDIC insurance.

Quarter Ended June 30, 2019 as Compared to Quarter Ended March 31, 2019

Our net income and income before taxes in the second quarter of 2019 were $12.4 million and $17.5 million, respectively, as compared to $11.3 million and $16.0 million, respectively, in the first quarter of 2019. Income before taxes for Banking increased by $1.5 million and income before taxes for Wealth Management increased by $0.2 million.

Our effective tax rate for the second quarter of 2019 was 29.1% as compared to 29.7% for the first quarter of 2019 and as compared to our statutory tax rate of 29.0%.

Net interest income for Banking increased 2% from $41.1 million in the first quarter of 2019 to $42.0 million in the second quarter of 2019 due to a 4% increase in interest earning assets which was partially offset by a decrease in our net interest rate spread. The decrease in the net interest rate spread from 2.36% in the first quarter of 2019 to 2.30% in the second quarter of 2019 was due to an increase in the cost of interest-bearing liabilities, which increased from 1.91% in the first quarter of 2019 to 2.00% in the second quarter of 2019, which was partially offset by an increase in yield on total interest-earning assets, which increased from 4.27% in the first quarter of 2019 to 4.30% in the second quarter of 2019. The yield on interest-earning assets increased as new loans added to the portfolio bear interest rates higher than the current portfolio rates as a result of increases in market rates. The increase in the cost of interest-bearing liabilities was due to increased costs of interest-bearing deposits, resulting from increases in deposit market rates. The average balance outstanding under the holding company line of credit increased from $1.1 million in the first quarter of 2019 to $6.5 million in the second quarter of 2019, resulting in a $0.1 million increase in corporate interest expenses.

The provision for loan losses in the second quarter of 2019 was $1.2 million as compared to $0.5 million in the first quarter of 2019 as the growth in loan balances in the second quarter of 2019 was greater than the growth in loan balances in the first quarter of 2019.

Noninterest income in Banking increased from $3.0 million in the first quarter of 2019 to $3.5 million in the second quarter of 2019 due to due to higher trust fees and loan fees, including prepayment and servicing fees. Noninterest income for Wealth Management increased by $0.3 million in the second quarter of 2019 when compared to the first quarter of 2019 due primarily to higher levels of AUM.

Noninterest expense in Banking decreased from $26.6 million in the first quarter of 2019 to $25.8 million in the second quarter of 2019. Compensation and benefit costs for Banking decreased $1.5 million due to seasonal decreases in costs associated with employer taxes and employer contributions to retirement plans and lower staffing levels. FTE for Banking decreased from 422.8 in the first quarter of 2019 to 420.6 in the second quarter of 2019. Customer service costs increased by $0.9 million in the second quarter of 2019 when compared to the first quarter of 2019 due to higher balances of related deposit balances.

Changes in Financial Position

During the first six months of 2019, total assets increased by $446 million primarily due to increases in loans, including loans held for sale. Loans and loans held for sale increased $452 million in the first six months of 2019 as a result of $893 million of originations and a $15 million increase in the mark to market for loans held for sale which were partially offset by payoffs or scheduled payments of $456 million. The $211 million growth in deposits during the first six months of 2019 included increases in specialty deposits of $248 million and wholesale deposits of $62 million which were partially offset by a $99 million decrease in branch deposits. Borrowings increased by $174 million due primarily to the additional borrowings utilized to support our loan growth. At June 30, 2019 and December 31, 2018, the outstanding balance on the holding company line of credit was $20 million and $5 million, respectively.

We entered into two swap agreements in the fourth quarter of 2018 to reduce the interest rate risk of our portfolio of loans held for sale, which we expect to sell in the third quarter of 2019. We elected to utilize hedge accounting for these swaps. As a result, as of June 30, 2019, we have recorded a liability related to the swaps of $19.5 million and an offsetting mark to market increase of $19.8 million in our loans held for sale. The swaps were structured such that there will be no fixed versus floating payment between the origination date of the swaps and the expected sale date in the third quarter of 2019.

Our credit quality remains strong as our ratio of non-performing assets to total assets is at 0.25% at June 30, 2019. We recorded $0.6 million of net loan chargeoffs in the first six months of 2019 as compared to $3.5 million of net chargeoffs in first six months of 2018. The ratio of the allowance for loan and lease losses to loans, excluding loans acquired in acquisitions, was 0.48% an 0.51% at June 30, 2019 and December 31, 2018, respectively.